                                                                       EXHIBIT 5

Heritage Commerce Corp
150 Almaden Boulevard
San Jose, CA 95113

June 29, 2000                                             Direct: (415) 393-2188
                                                                 treddy@mdbe.com

                       REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

    We have acted as counsel for Heritage Commerce Corp, a California corporation (the "Company"), in connection with the Registration Statement on Form S-4 filed by the Company under the Securities Act of 1933, as amended, relating to the registration of up to 3,760,000 shares of Common Stock, no par value, of the Company to be issued to holders of common stock of Western Holdings Bancorp in accordance with that certain Agreement and Plan of Merger and Reorganization dated as of May 9, 2000, among the Company, Western Holdings Aancorp and Bank of Los Altos.

    We are of the opinion that the foregoing securities have been duly authorized and, when sold pursuant to the terms described in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the proxy statement/prospectus included therein.

                                       Very truly yours,

                                       McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
                                       By /s/ Thomas G. Reddy
                                       A Member of the Firm